Exhibit 23.5
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statement (No. 333-228467) on Form S-3 and (No. 333-234475) on Form S-8 of Altus Midstream Company of our report dated February 25, 2021, with respect to the consolidated balance sheet of EPIC Crude Holdings, LP as of December 31, 2020, the related consolidated statements of operations, changes in owners’ equity, and cash flows for the year then ended December 31, 2020, and the related notes, which report appears in the December 31, 2020, annual report on Form 10-K of Altus Midstream Company.

/s/ KPMG LLP

San Antonio, TX
February 25, 2021